Exhibit 10.1

VIOLIN MEMORY, INC.

CHANGE OF CONTROL AND SEVERANCE AGREEMENT

This Change of Control Severance Agreement (this “Agreement”), is made and entered into effective as of January 31, 2014 (the “Effective Date”), by and between Cory Sindelar (the “Executive”) and Violin Memory, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

RECITALS

A.    It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.

B.    The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue Executive’s employment and to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C.    In recognition of Executive’s service with the Company during which time Executive’s leadership has been fundamental to the Company’s development and in order to provide Executive with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment in connection with a Change of Control.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:

1.	Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)    Cause. “Cause” shall mean (i) commission of a felony, an act involving moral turpitude, or an act constituting common law fraud, and which has a material adverse effect on the business or affairs of the Company or its affiliates or stockholders; (ii) intentional or willful misconduct or refusal to follow the lawful instructions of the Board; or (iii) intentional breach of Company confidential information obligations which has an adverse effect on the Company or its affiliates or stockholders. For these purposes, no act or failure to act shall be considered “intentional or willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

(b)    Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

(i) the approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company or the closing of a sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition to a subsidiary of the Company or to an entity, the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company’s voting securities immediately prior to such sale or disposition;

(ii) a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent directly or indirectly (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 thereunder), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities.

Notwithstanding the foregoing, the term “Change of Control” shall not be deemed to have occurred if the Company files for bankruptcy protection, or if a petition for involuntary relief is filed against the Company.

(c)    Involuntary Termination. “Involuntary Termination,” in connection with a Change of Control, shall mean:

(i) any termination of Executive by the Company which is not effected for Cause;

(ii) without Executive’s express written consent, a material reduction in Executive’s authority, duties or responsibilities relative to Executive’s authority, duties or responsibilities in effect immediately prior to the Change of Control; provided, however, that for this purpose, Executive’s authority, duties and responsibilities will not be deemed to be materially diminished if following a Change of Control Executive retains the same authority, duties and responsibilities with respect to the acquiring company (as, for example, where Executive remains CFO of the acquiring public company);

(iii) without Executive’s express written consent, a material reduction by the Company of Executive’s base compensation as in effect immediately prior to the Change of Control; or

(iv) without Executive’s express written consent, the relocation of Executive’s principal place of employment to a facility or a location more than twenty (20) miles from Executive’s current location; or

(v) the failure of the Company to obtain the assumption of this Agreement or any other agreement between the Company and Executive by any successors contemplated in Section 7 below.

“Involuntary Termination” apart from a Change of Control shall mean any termination of Executive by the Company which is not effected for Cause.

A termination shall not be considered an “Involuntary Termination” unless Executive provides notice to the Company of the existence of the condition described in subsections (ii), (iii), (iv) or (v) above within ninety (90) days of the initial existence of such condition, and the Company fails to remedy the condition within thirty (30) days following the receipt of such notice. A termination due to death or disability shall not be considered an Involuntary Termination.

(d)    Termination Date. “Termination Date” shall mean Executive’s “separation from service” within the meaning of that term under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

2.	Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.

3.	At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law.

4.	Severance Benefits.

(a)    Involuntary Termination in Connection with a Change of Control. If Executive’s employment with the Company terminates as a result of an Involuntary Termination on or at any time within three (3) months before or twelve months (12) months after a Change of Control, and Executive signs and does not revoke a standard release of claims with the Company in a form reasonably acceptable to the Company which becomes effective no later than the 30th day after the later of the Termination Date or the Change of Control, then Executive shall be entitled to the following severance benefits (it being understood that no such benefits shall accrue and be payable (or take effect, as the case may be) unless and until a Change of Control occurs):

(i) payment of Executive’s annual base salary as in effect as of the Termination Date, less applicable withholding, for a period of nine (9) months following the later of the Involuntary Termination or the Change of Control in accordance with the Company’s payroll practices, plus payment of the pro rata portion of Executive’s full annual target bonus opportunity through the Termination Date, in equal installments for a period of nine (9) months following the later of the Involuntary Termination or the Change of Control in accordance with the Company’s payroll practices;

(ii) acceleration of the vesting and exercisability of all of Executive’s equity awards with respect to the common stock of the Company or its successor, or the parent of either, to the extent outstanding, or of any deferred compensation into which Executive’s equity awards were converted upon the Change of Control (provided that payment shall be made in compliance with Section 409A of the Code); and

(iii) reimbursement by the Company of the group health continuation coverage premiums for Executive and Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) as in effect through the lesser of (x) twelve (12) months from the Termination Date, (y) the date upon which Executive and Executive’s eligible dependents become covered under similar plans or (z) the date Executive no longer constitutes a “Qualified Beneficiary” (as such term is defined in Section 4980B(g) of the Code); provided, however, that Executive will be solely responsible for electing such coverage within the required time period; and provided further, however, that payment of the reimbursements shall not commence prior to the Change of Control, but shall be deferred and paid on the 30th day following the Change of Control, and thereafter shall be paid when otherwise due.

(b)    Involuntary Termination Apart from a Change of Control. If Executive’s employment with the Company terminates as a result of an Involuntary Termination apart from a Change of Control, Executive shall be entitled to:

(i) payment of Executive’s annual base salary as in effect as of the Termination Date, less applicable withholding, for a period of (9) months following the Involuntary Termination in accordance with the Company’s payroll practices (for avoidance of doubt, the Company and Executive acknowledge and agree that Executive’s potential bonus, if any, is not considered to be a portion of Executive’s annual base salary); and

(ii) reimbursement by the Company of the group health continuation coverage premiums for Executive and Executive’s eligible dependents under Title X of the Consolidated Budget Reconciliation Act of 1985, as amended (“COBRA”) as in effect for nine (9) months from the Termination Date; provided, however, that Executive will be solely responsible for electing such coverage within the required time period; and shall be paid when due.

(c)    Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Executive’s termination of employment: (i) the Company shall pay Executive any unpaid wages due for periods prior to the Termination Date; (ii) the Company shall pay Executive all of Executive’s accrued and unused vacation through the Termination Date; and (iii) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to the Termination Date. These payments shall be made promptly upon termination and within the period of time mandated by law.

5.	Limitation on Payments.

(a)    In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either:

(i)	delivered in full, or

(ii)	delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

(b)    Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s registered independent public accounting firm (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. In the event that a reduction is required, the reduction shall be applied first to any benefits that are not subject to Section 409A of the Code, and then shall be applied to benefits (if any) that are subject to Section 409A of the Code, with the benefits payable latest in time subject to reduction first.

6.	Section 409A; Delayed Commencement of Benefits.

(a)    The parties intend that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code, and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If Executive is deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) on the Termination Date, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of Executive’s “separation from service” within the meaning of Code Section 409A, such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the Termination Date, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum with interest during the Delay Period at the prime rate, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(b)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are considered “nonqualified deferred compensation” subject to Code Section 409A, then except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(c)    For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments, and a termination of employment shall be interpreted to mean a “separation from service” within the meaning of Code Section 409A.

(d)    Subject to Section 6(c), any amounts deferred pending the effectiveness of a release shall be paid upon the effectiveness of the release and any amounts due thereafter shall be paid in accordance with the otherwise applicable schedule; provided, however, that if the period within which a release must be delivered and become irrevocable spans two calendar years, payment will not be made until the second calendar year (regardless of the date on which the release becomes effective) to the extent the payments are considered “nonqualified deferred compensation” subject to Code Section 409A.

7.	Successors.

(a)    Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b)    Executive’s Successors. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.	Notices.

(a)    General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)    Notice of Termination. Any termination by the Company for Cause or by Executive as a result of an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section 8. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the Termination Date (which shall be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder, subject to the requirements of Section 1(c).

9.	Arbitration.

Any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of any alleged breach of this Agreement, will be governed by the rules of the American Arbitration Association and submitted to and settled by final and binding arbitration in Santa Clara County, California, except that any alleged breach of Executive’s confidential information obligations shall not be submitted to arbitration and instead the Company may seek all legal and equitable remedies, including without limitation, injunctive relief.

10.	Miscellaneous Provisions.

(a)    No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

(b)    Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Integration. This Agreement represents the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous agreements, whether written or oral, with respect thereto, including, without limitation Executive’s offer letter from the Company dated December 4, 2011.

(d)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f)    Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer or member of the Board of Directors, as of the day and year first above written.

COMPANY:	VIOLIN MEMORY, INC.

By:

Title:

Date:

EXECUTIVE:

Signature

Printed Name

Date: